Exhibit 99.1
Blue Owl Capital Corporation Completes Merger with Blue Owl Capital Corporation III
Creates the second largest publicly traded BDC by total assets
NEW YORK – January 13, 2025 – Blue Owl Capital Corporation (NYSE: OBDC) today announced the closing of its merger with Blue Owl Capital Corporation III ("OBDE"), with OBDC as the surviving company. This merger now makes OBDC the second largest externally-managed, publicly traded BDC by total assets with $18.6 billion of total assets at fair value and investments in 232 portfolio companies, on a pro forma combined basis as of September 30, 2024. The combined company will operate as Blue Owl Capital Corporation and continue to trade under the ticker “OBDC” on the New York Stock Exchange.
Craig W. Packer, Chief Executive Officer of OBDC said, “This merger further enhances OBDC's position as a market-leading BDC while increasing the diversity of our combined portfolio and maintaining strong credit quality. We would like to thank all of our shareholders for their support in the completion of this transaction. Looking ahead, we will seek to leverage the combined company’s enhanced scale to continue to deliver attractive risk-adjusted returns in the near term and across all economic environments.”
Upon closing of the merger, OBDE shareholders received 0.9779 shares of OBDC common stock for each share of OBDE common stock based on the final exchange ratio, in addition to a payment of cash in lieu of fractional shares. The exchange ratio was determined based on the closing net asset value per share for OBDC and OBDE as of January 10, 2025. As a result of the merger, legacy OBDC shareholders and former OBDE shareholders own approximately 76% and 24%, respectively, of the combined company at closing.
In support of the merger, and as previously announced, OBDC's adviser, Blue Owl Credit Advisors LLC, has agreed to reimburse $4.25 million of fees and expenses associated with the merger.
Advisors
BofA Securities and Truist Securities, Inc. served as lead financial advisors to OBDC. ING Financial Markets LLC and MUFG Bank, Ltd also acted as co-financial advisors to OBDC. Eversheds Sutherland (US) LLP served as the legal counsel to the special committee of OBDC.
Keefe, Bruyette & Woods, A Stifel Company, served as lead financial advisor to OBDE. SMBC also acted as co-financial advisor to OBDE. Stradley Ronon Stevens & Young LLP served as legal counsel to the special committee of OBDE.
Kirkland & Ellis LLP served as legal counsel to the investment advisers of OBDC and OBDE.
About Blue Owl Capital Corporation
Blue Owl Capital Corporation (NYSE: OBDC) is a specialty finance company focused on lending to U.S. middle-market companies. As of September 30, 2024, OBDC had investments in 219 portfolio companies with an aggregate fair value of $13.4 billion. OBDC has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. OBDC is externally managed by Blue Owl Credit Advisors LLC, an SEC-registered investment adviser that is an indirect affiliate of Blue Owl Capital Inc. ("Blue Owl") (NYSE: OWL) and part of Blue Owl’s Credit platform.
Forward-Looking Statements
Some of the statements in this press release constitute forward-looking statements because they relate to future events, future performance or financial condition of OBDC or OBDE or the two-step merger (collectively, the “Mergers”) of OBDE with and into OBDC. The forward-looking statements may include statements as to: future operating results of OBDC and OBDE and distribution projections; business prospects of OBDC and OBDE and the prospects of their portfolio companies; and the impact of the investments that OBDC and OBDE expect to make. In addition, words such as “anticipate,” “believe,”

“expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) the expected synergies and savings associated with the Mergers; (ii) the ability to realize the anticipated benefits of the Mergers, including the expected accretion to net investment income and the elimination or reduction of certain expenses and costs due to the Mergers; (iii) risks related to diverting management’s attention from ongoing business operations; (iv) the risk that shareholder litigation in connection with the Mergers may result in significant costs of defense and liability; (v) changes in the economy, financial markets and political environment; (vi) the impact of geo-political conditions, including revolution, insurgency, terrorism or war, including those arising out of the ongoing war between Russia and Ukraine and the escalated conflict in the Middle-East, including the Israel-Hamas conflict, and general uncertainty surrounding the financial and political stability of the United States, the United Kingdom, the European Union and China, on financial market volatility, global economic markets, and various markets for commodities globally such as oil and natural gas; (vii) future changes in law or regulations; (viii) conditions to OBDC’s operating areas, particularly with respect to business development companies or regulated investment companies; (viii) an economic downturn, elevated interest and inflation rates, ongoing supply chain and labor market disruptions, including those as a result of strikes, work stoppages or accidents, instability in the U.S. and international banking systems, and the risk of recession or a shutdown of government services could impact business prospects of OBDC and its portfolio companies; (ix) the ability of Blue Owl Credit Advisors LLC to locate suitable investments for the combined company and to monitor and administer its investments; (x) the ability of Blue Owl Credit Advisors LLC to attract and retain highly talented professionals; and (xi) other considerations that may be disclosed from time to time in OBDC’s publicly disseminated documents and filings with the Securities and Exchange Commission (“SEC”). OBDC has based the forward-looking statements included in this press release on information available to them on the date hereof, and they assume no obligation to update any such forward-looking statements. Although OBDC undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that they may make directly to you or through reports that OBDC in the future may file with the SEC, including the Joint Proxy Statement and the Registration Statement (each as defined below), annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.
Investor Contact:
BDC Investor Relations
Michael Mosticchio
michael.mosticchio@blueowl.com
Media Contact:
Prosek Partners
Josh Clarkson
pro-blueowl@prosek.com